THE PARKVIEW GROUP, INC.
AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

THE PARKVIEW GROUP, INC.
AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

TABLE OF CONTENTS

THOMAS W. KLASH
Certified Public Accountant

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
The Parkview Group, Inc. and Subsidiary
Boca Raton, Florida

I have audited the accompanying Balance Sheets of The Parkview Group, Inc. and Subsidiary, as of December 31, 2009 and 2008, and the related Statements of Operations, Shareholders' Equity, and Cash Flows for each of the two years ended December 31, 2009. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accompanying principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Parkview Group, Inc. and Subsidiary, as of December 31, 2009 and 2008, and the results of operations and its cash flows for each of the two years ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered losses from operations, has minimal operating revenues, and an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
February 10, 2010

1909 Tyler Street – Suite 603 – Hollywood, Florida 33020 (954) 925 4900
www.tklash.com

THE PARKVIEW GROUP, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS

	2009	2008
CURRENT ASSETS:		
Cash	$ 6,243	$ 19,920
TOTAL CURRENT ASSETS	6,243	19,920
PROPERTY AND EQUIPMENT – Net of Allowance for Depreciation of $622 in 2009 and $283 in 2008	1,074	1,413
TOTAL ASSETS	$ 7,317	$ 21,333

LIABILITIES AND SHAREHOLDERS' EQUITY

	2009	2008
CURRENT LIABILITIES:		
Accounts Payable and Accrued Expenses	$ --	$ 8,197
SHAREHOLDERS' EQUITY:		
Common Stock - $.001 Par Value; 20,000,000 Shares Authorized; 1,531,200 Shares Issued and Outstanding in 2009; 1,421,200 Shares Issued and Outstanding in 2008	1,531	1,421
Additional Paid-In Capital	144,529	89,639
Accumulated (Deficit)	(138,743)	(77,924)
TOTAL SHAREHOLDERS' EQUITY	7,317	13,136
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 7,317	$ 21,333

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
DECEMBER 31, 2009 AND 2008

	2009	2008
REVENUES	$ 6,500	$ --
GENERAL AND ADMINISTRATIVE EXPENSES	(67,319)	43,502
REALIZED AND UNREALIZED (LOSSES) ON INVESTMENTS	--	(122)
NET LOSS	$ (60,819)	$ (43,624)
NET (LOSS) PER SHARE:		
Basic and Diluted	$ (.04)	$ (.03)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	1,473,816	1,539,014

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008

	COMMON STOCK $.001 PAR VALUE SHARES	AMOUNT	ADDITIONAL PAID IN CAPITAL	ACCUMULATED (DEFICIT)	TOTAL
BALANCE – December 31, 2007	3,017,200	$ 3,017	$ 90,783	$(34,300)	$ 59,500
ISSUANCE OF COMMON STOCK	106,000	106	52,894	--	53,000
COMMON STOCK REPURCHASED	(1,702,000)	(1,702)	(498)	--	(2,200)
DIVIDENDS DECLARED	--	--	(53,540)	--	(53,540)
NET (LOSS)				(43,624)	(43,624)
BALANCE – December 31, 2008	1,421,200	1,421	89,639	(77,924)	13,136
ISSUANCE OF COMMON STOCK	110,000	110	54,890		55,000
NET (LOSS)				(60,819)	(60,819)
BALANCE – December 31, 2009	1,531,200	$ 1,531	$144,529	$(138,743)	$ 7,317

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net (Loss)	$(60,819)	$(43,624)
Adjustments to Reconcile Net (Loss) to Net		
Cash (Used) by Operating Activities:		
Depreciation	339	283
Realized and Unrealized Loss on		
Investment in Marketable Securities	--	122
Changes in Operating Assets and Liabilities:		
Accounts Payable	(8,197)	8,197
NET CASH (USED) BY OPERATING ACTIVITIES	(68,677)	(35,022)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Shareholders' Loans	4,000	--
Repayment of Shareholders' Loans	(4,000)	--
Proceeds from Stock Issuance	55,000	53,000
Dividends Paid	--	(540)
Stock Repurchases	--	(2,200)
Proceeds from Sales of Marketable Securities	--	47,378
NET CASH PROVIDED BY FINANCING ACTIVITIES	55,000	97,638
CASH FLOWS FROM INVESTING ACTIVITIES:		
Loans to Shareholders	--	(53,000)
Property and Equipment Purchases	--	(1,696)
NET CASH (USED) BY INVESTING ACTIVITIES	--	(54,696)
NET INCREASE (DECREASE) IN CASH	(13,677)	7,920
CASH – Beginning of Period	19,920	12,000
CASH – End of Period	$ 6,243	$ 19,920
SUPPLEMENTAL CASH FLOW INFORMATION:		
Interest Paid	$ 40	$ --
Taxes Paid	$ --	$ --

See accompanying notes to financial statements.

NOTE A - BUSINESS AND ACCOUNTING POLICIES –

Business:

The Parkview Group, Inc. ("Parkview") was incorporated in the State of Delaware on April 7, 1999. The Company conducts its operations from its office in Boca Raton, Florida.

Effective January 1, 2007, in addition to its consulting business, management decided to devote efforts to its newly adopted line of business (marketing of assets acquired from financially distressed companies). "Parkview" was classified as a development stage company through July 21, 2009.

Basis of Presentation:

The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary, Distressed Assets Disposition Services, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Going Concern:

The Company has suffered losses from operations, has minimal operating revenues in the three years ended December 31, 2009, and has an accumulated deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management is presently seeking acceptable consulting engagements, implementing its newly adopted business plan of marketing assets for financially distressed companies and raising capital through private equity investments. The accompanying financial statements have been prepared on the basis of a going concern, and do not reflect any adjustments from an alternative assumption.

Estimates:

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

NOTE A - BUSINESS AND ACCOUNTING POLICIES – (continued) -

Property and Equipment:

Property and equipment is stated at cost less accumulated depreciation. Depreciation is accounted for on the straight line method based on estimated useful lives of the respective assets.

Fair Values of Financial Instruments:

The carrying amounts of the Company's financial instruments at December 31, 2009 and December 31, 2008, approximate fair value.

Revenue and Expenses:

The Company earned revenues on consulting services contracts. The revenue was recognized when the consulting services were performed.

Income Taxes:

Income taxes are determined based upon income and expenses recorded for financial reporting purposes. Deferred taxes are recorded for estimated future tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes giving consideration to enacted tax laws. If available, evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share are similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. There were no potentially dilutive common shares outstanding during the periods presented.

NOTE B - SHAREHOLDERS' LOANS –

On May 12, 2009, certain shareholders, who are also corporate officers, made advances to the Company bearing interest at 6%. The loans were repaid in July, 2009.

NOTE C - INCOME TAXES –

As of December 31, 2009, the Company has a net operating loss carryforward, of approximately $116,000, which may be carried forward through 2029, to offset future taxable income. In addition, the Company has a net capital loss carryforward, of approximately $23,000, available to offset future capital gains through 2013.

Significant components of the Company's net deferred tax assets and liabilities, computed at approximately 20%, are as follows:

	2009	2008
Deferred Tax Assets:		
Net operating loss carryforward	$ 23,200	$ 12,800
Capital loss carryforward	4,600	4,600
	27,800	17,400
Deferred Tax Liabilities:		
Unrealized gain on investments	--	--
Valuation Allowance	(27,800)	(17,400)
NET DEFERRED TAX ASSETS	$ --	$ --

NOTE C - INCOME TAXES – continued -

The valuation allowance changed during the two years ended December 31, 2009 resulting from changes in the loss carryforwards and unrecognized losses on investments in marketable securities as follows:

	2009	2008
Valuation Allowance - January 1	$ 17,400	$ --
Increase (decrease) relating to timing differences	10,400	17,400
Valuation Allowance – December 31	$ 27,800	$ 17,400

The income tax provision consisted of the following:

	2009	2008
Continuing Operations:		
Federal income tax (benefit) at statutory rates	$ (9,000)	$ (6,500)
State income tax (benefit)	(3,000)	(2,200)
	(12,000)	(8,700)
Valuation allowance	12,000	8,700
NET TAX PROVISION	$ --	$ --

NOTE D - SHAREHOLDERS' EQUITY –

Private Placement:
In June 2008, the Company commenced a private placement of 250,000 shares of its restricted common stock, at $.50 per share. Through December 31, 2009, 216,000 shares have been purchased by individual investors.

Stock Repurchase:
During 2008, the Company purchased and cancelled 1,702,000 shares, of common stock for $2,200, from officers and related family members.

Dividend Payment:
In May 2008, the Board of Directors declared a dividend of $.0355 per share to shareholders of record on May 15, 2008. In lieu of cash, the Company cancelled a $53,000 loan receivable from a principal shareholder.

The Company does not anticipate paying dividends in the future.

NOTE E - RELATED PARTY TRANSACTIONS –

Consulting and Other Fees:

Payments to shareholders for consulting and office administration expenses amounted to $1,240 in 2008.

Occupancy Costs:

Office space is being provided to the Company by one of the shareholders at no cost. The accompanying financial statements do not contain an estimated expense relating to occupancy costs.

NOTE F - CONCENTRATION OF RISK –

The Company's revenues were derived from four customers during 2009. Two of the customers are also shareholders.

NOTE G - SUBSEQUENT EVENTS –

Management has evaluated the adequacy of financial statement disclosures subsequent to the balance sheet date through February 10, 2010.